Exhibit 99.1

Contact:

Investor Relations Tom Wojcik 212-810-8127 Tom.Wojcik@BlackRock.com	Corporate Communications Ed Sweeney 646-856-4968 Ed.Sweeney@BlackRock.com

BlackRock Elects New Independent Directors

Bill Ford, Peggy Johnson and Mark Wilson join BlackRock’s Board of Directors

Adds significant leadership and experience in international financial services and technology

New York, March 15, 2018 – BlackRock, Inc. (NYSE: BLK) has elected William E. Ford, Chief Executive Officer of General Atlantic, Margaret L. “Peggy” Johnson, Executive Vice President of Business Development at Microsoft Corporation and Mark Wilson, Chief Executive Officer of Aviva plc, to the Company’s Board as independent directors.

BlackRock takes a strategic approach to board composition and refreshment, balancing deep institutional and industry knowledge with fresh perspectives on key areas of future growth. The three new directors’ global perspective and combined expertise in technology, financial services and fast-growing markets, such as Asia-Pacific, reflects BlackRock’s current and future priorities.

“We are delighted that Peggy, Bill and Mark have joined BlackRock’s Board of Directors, and we are eager to benefit from their guidance and advice,” said Chairman and CEO Laurence D. Fink. “Peggy’s insights on technology and the innovation economy, Bill’s understanding of the changing financial services landscape, particularly as it relates to fintech and China, and Mark’s deep experience in financial services in Europe and Asia-Pacific will be a tremendous benefit to BlackRock’s management, clients and shareholders.”

One third of BlackRock’s directors have been newly elected over the past five years. BlackRock considers diversity in gender, ethnicity, age, career experience and geographic location, as well as intellectual diversity in the design and orientation of its Board of Directors. BlackRock has five female Directors.

Abdlatif Y. Al-Hamad and James Grosfeld are not standing for re-election at BlackRock’s 2018 Annual Meeting of Shareholders. They have served the Board with distinction since 2009 and 1999, respectively. “Both Abdlatif and Jimmy have been instrumental to BlackRock’s success, and I want to sincerely thank them for their passion and dedication to BlackRock during their tenures. Abdlatif has given the board and BlackRock invaluable wisdom and guidance as we have grown in the Gulf region and as a firm globally,” said Fink.  “I have been learning from Jimmy for close to 40 years, and his advice has helped guide BlackRock from the very first day.”

Bill Ford

Mr. Ford is the Chief Executive Officer of General Atlantic, a position he has held since 2007. He also serves as Chairman of General Atlantic's Executive Committee and is a member of the firm’s Investment and Portfolio Committees. Mr. Ford is actively involved with a number of educational and not-for-profit organizations. He is a member of the board of Rockefeller University, where he is Vice Chair, and serves on the Board of Directors of the National Committee on United States-China Relations, and is a member of The Council on Foreign Relations. He is also a member of the Steering Committee for the CEO Action for Diversity and Inclusion initiative. Mr. Ford has formerly served on the boards of First Republic Bank, NYSE Euronext, E*Trade, Priceline and NYMEX Holdings.

Peggy Johnson

Ms. Johnson has been an Executive Vice President of Business Development at Microsoft Corporation since September 2014. She is responsible for driving strategic business deals and partnerships across various industries. Ms. Johnson joined Microsoft from Qualcomm Incorporated, where she served in various leadership positions across engineering, sales, marketing and business development. She most recently served as Executive Vice President of Qualcomm Technologies, Inc. and President of Global Market Development. Ms. Johnson is a Director of PATH and a Trustee of The Paley Center for Media.

Mark Wilson

Mr. Wilson has served as the Chief Executive Officer of Aviva plc, a multinational insurance company headquartered in the UK, since 2013. Prior to joining Aviva, he worked in Asia for 14 years, including as Chief Executive Officer of AIA Group Limited, a leading pan-Asian company. Mr. Wilson is recognised for his leadership on sustainability issues and is a member of the UN Business and Sustainable Development Commission. In addition, he is a member of the Development Board of the Royal Foundation for the Duke and Duchess of Cambridge, Prince Harry and Ms. Meghan Markle.

About BlackRock

BlackRock helps investors build better financial futures. As a fiduciary to our clients, we provide the investment and technology solutions they need when planning for their most important goals. As of December 31, 2017, the firm managed approximately $6.288 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock.